Exhibit 99.2

STOCK OPTION AGREEMENT

THIS AGREEMENT (“Agreement”) is made effective this 10th day of May, 2010 (the “Date of Grant”) by and between Inspire Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Andrew I. Koven (the “Grantee” or “Executive”).

WHEREAS, in connection with the Executive Employment Agreement dated April 2, 2010 by and between the Company and the Grantee (the “Executive Employment Agreement”), the Company agreed to grant to the Grantee an option to purchase shares of common stock of the Company (the “Shares”) as an inducement to Grantee to accept employment with the Company as the Company’s Executive Vice President and Chief Administrative and Legal Officer;

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase 200,000 Shares at an exercise price of $6.22 per Share (the “Exercise Price”). The Option shall become exercisable according to Paragraph 2 below. Except as otherwise specifically defined herein, capitalized terms contained in this Agreement shall have the meaning given to them in the Executive Employment Agreement and shall survive the termination of the Executive Employment Agreement.

2. Exercisability of Option.

(a) The Option shall become exercisable in the manner provided below, if the Grantee is Employed by the Employer (as defined in Paragraph 8) on the applicable date. For this purpose, the term “Shares” refers to the number of shares underling that portion of the Option that vests in the manner described under Vest Type and Full Vest Date. The term “Vest Type” describes how the Option covering those shares will vest before the Full Vest Date. For example, if Vest Type is “monthly”, that Option will vest with respect to those shares on a pro rata basis on each monthly anniversary of the Date of Grant. The term “Full Vest Date” is the date on which that portion of the Option covering all of the corresponding shares set forth in the “Shares” column will be fully vested.

Shares	Vest Type	Full Vest Date

50,000	Immediate (On 1st day of employment)	1st day of employment

150,000	Monthly (Commencing on the first day of the month after the 1st anniversary of employment)	1st day of the month prior to the 4th anniversary of employment

The portion of the Option that vests on the Date of Grant shall not become exercisable prior to the date on which the shares underlying the Sign-On Options are registered on Form S-8. The remaining portion of the Option shall become exercisable upon the date that it becomes vested and nonforfeitable.

(b) The exercisability of the Option is cumulative, but shall not exceed one hundred percent (100%) of the Shares subject to the Option. If the foregoing schedule would produce fractional Shares, the number of Shares for which the Option becomes exercisable shall be rounded down to the nearest whole Share.

(c) Adjustments. If there is any change in the number or kind of shares of common stock of the Company (“Company Stock”) outstanding (i) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares; (ii) by reason of a merger, reorganization or consolidation; (iii) by reason of a reclassification or change in par value; or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spin-off or the Company’s payment of an extraordinary dividend or distribution, the price per share of the Grant shall be appropriately adjusted by the Company to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Grant; provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share. Any adjustments determined by the Company shall be final, binding, and conclusive.

3. Term of Option.

(a) The Option shall have a term of seven (7) years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement.

(b) Unless a later termination date is provided for in the Executive Employment Agreement (the terms of which are deemed included herein and shall control in the event of any conflict), the Option shall automatically terminate upon the happening of the first of the following events:

(i) The expiration of the 90-day period after the Grantee ceases to be Employed by the Employer, if the termination is for voluntary resignation without Good Reason, except that such period shall be twenty-four months if the termination is upon or after expiration of his Executive Employment Agreement.

(ii) The expiration of the twenty-four (24) month period after the Grantee ceases to be employed by the Employer on account of the Grantee’s Disability.

(iii) The expiration of the twenty-four (24) month period after the Grantee ceases to be Employed by the Employer, if the Grantee dies (x) while Employed by the Employer or (y) within 90 days after the Grantee ceases to be so employed or provide such services on account of a termination described in subparagraph (i) above.

(iv) The expiration of the 30-day period after the date on which the Grantee ceases to be Employed by the Employer on account of a termination by the Employer for Cause.

(v) The expiration of the twenty-four (24) month period after the Grantee ceased to be employed by the Employer because the Grantee’s employment is terminated by the Company without Cause or by the Executive with Good Reason.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the seventh (7th) anniversary of the Date of Grant. Any portion of the Option that is not exercisable at the time the Grantee ceases to be Employed by the Employer shall immediately terminate.

4. Exercise Procedures.

(a) Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised. At such time as the Compensation Committee of the Board of Directors of the Company (the “Committee”) shall determine, the Grantee shall pay the exercise price (i) in cash, (ii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iii) to the extent not in violation of Internal Revenue Code Section 409A by “net exercise” in which the number of Shares that Grantee receives is reduced by the number of shares required to satisfy his obligation to pay his exercise price and minimum income tax withholding.

(b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Company, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Company deems appropriate.

(c) All obligations of the Company under this Agreement shall be subject to the rights of the Company to withhold amounts required to be withheld for any taxes, if applicable. Subject to Committee approval, the Grantee may elect, in a form and manner prescribed by the Company, to satisfy any tax withholding obligation of the Employer with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

5. Restrictions on Exercise. Except as the Company may otherwise permit, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement. Notwithstanding the foregoing, the Grantee may transfer the Option to family members, or one (1) or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

6. Termination of Employment, Disability, or Death.

(a) Except as provided below or in the Executive Employment Agreement, an Option may only be exercised while the Grantee is Employed by the Employer. In the event that the Grantee ceases to be Employed by the Employer for any reason other than Disability, death, termination for Cause, or as set forth in subparagraph (b), (c),(d), (e) or (f) below, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days (twenty-four months if the termination is upon or after expiration of his Executive Employment Agreement) after the date on which the Grantee ceases to be Employed by the Employer (or within such other longer period of time as may be specified by the Company), but in any event no later than the date of expiration of the Option term. Except as otherwise provided herein or in the Executive Employment Agreement, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be Employed by the Employer shall terminate as of such date.

(b) In the event the Grantee ceases to be Employed by the Employer on account of a termination by the Employer for Cause, any Option held by the Grantee shall terminate as of the 30th day after the date on which the Grantee ceases to be Employed by the Employer or the date on which such Option would otherwise expire, if earlier.

(c) In the event the Grantee ceases to be Employed by the Employer because the Grantee is Disabled, except as otherwise provided in the Executive Employment Agreement, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within twenty-four (24) months after the date on which the Grantee ceases to be Employed by the Employer (or within such other period of time as may be specified by the Company), but in any event no later than the date of expiration of the Option term.

(d) If the Grantee dies while Employed by the Employer, except as otherwise provided in the Executive Employment Agreement, all of the unexercised outstanding Options of the Grantee shall become immediately exercisable and remain exercisable for a period of twenty-four (24) months from his date of death, but in no event later than the date of expiration of the Option term. If the Grantee dies within 90 days after the date on which the Grantee ceases to be Employed by the Employer on account of a termination specified in subparagraph (a) above (or within such other period of time as may be specified in the Executive Employment ), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within the twenty-four (24) month period after the date on which the Grantee ceases to be Employed by the Employer (or within such other period of time as may be specified), but in any event no later than the date of expiration of the Option term.

(e) Notwithstanding anything herein to the contrary, in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, all of the unexercised outstanding Options of the Grantee shall become immediately exercisable and remain exercisable for a period of twenty-four (24) months from his termination of employment, but in no event later than the date of expiration of the Option term.

(f) To the extent that any Company-sponsored plan, policy or arrangement, or any agreement to which the Company is a party provides for a longer exercise period for the Grantee’s Options under applicable circumstances than the exercise period that is provided for in this Paragraph 6 under those circumstances, then the exercise period set forth in such plan, policy, arrangement or agreement applicable to such circumstances shall apply in lieu of the exercise period provided for in this Paragraph 6.

7. Requirements for Issuance or Transfer of Shares. No Company Stock shall be issued or transferred in connection with the Grant under this Agreement unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with. This Grant made shall be conditioned on the Grantee’s undertaking in writing to comply with such restrictions on his subsequent disposition of such shares of Company Stock, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under this Agreement will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. Notwithstanding the forgoing, the Company shall register such shares on form S-8 in advance of the date on which they are required to be delivered hereunder.

8. Definitions.

(a) “Fair Market Value” per Share, or for the Company Stock, shall be determined as follows: (i) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported; or (ii) if the Company

Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Company determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Company.

(c) “Employed by the Employer” shall mean employment as an employee of the Employer (so that, for purposes of exercising Options, the Grantee shall not be considered to have terminated employment until the Grantee ceases to be an employee of the Employer).

(d) “Employer” shall mean the Company and its parent and subsidiary corporations, as determined by the Board of Directors of the Company (the “Board”).

9. Administration. The Committee shall have the authority to interpret and construe the terms of this Agreement in a manner consistent with the terms of the Executive Employment Agreement. Notwithstanding the foregoing, all determinations with regard to matters covered by the Executive Employment Agreement shall be resolved in accordance with the dispute resolution provisions provided therein and such resolutions shall be binding with regard to such matters for purposes of this Agreement.

10. Amendment of Agreement. This Agreement may only be modified or amended in a writing signed by both parties.

11. Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

12. Further Assurances. The Grantee agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

13. No Employment or Other Rights. The grant of the Option hereunder shall not confer upon the Grantee any right to be retained by, or to continue in, the employ of the Employer.

14. No Shareholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a shareholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

15. Assignment and Transfers. Except as otherwise provided herein or as the Committee may otherwise permit, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company in connection with a sale of all or substantially all of the Company’s assets and to the Company’s parents, subsidiaries and affiliates.

16. Compliance with Law. The exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under the Grant shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Company may revoke the Grant if it is contrary to law or modify the Grant to bring it into compliance with any valid and mandatory government regulation.

17. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina, without giving effect to the conflicts of laws provisions thereof.

18. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Committee at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina, 27703-8466, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

19. Headings. Paragraph headings are for reference only. In the event of a conflict between a title and the content of a Paragraph, the content of the Paragraph shall control.

20. Counterparts. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

INSPIRE PHARMACEUTICALS, INC.:

By:	/s/ Joseph M. Spagnardi

Name:	Joseph M. Spagnardi

Title:	Senior Vice President and General Counsel

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of this Agreement.

GRANTEE:

By:	/s/ Andrew I. Koven

Grantee:	Andrew I. Koven